UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2009

NYFIX, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-02292

Delaware	06-1344888
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

100 Wall Street
New York, NY 10005
(Address of principal executive offices, including zip code)

(646) 525-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 16, 2009, the Compensation Committee of the Board of Directors of NYFIX, Inc. (the "Company") adopted the 2009 Annual Incentive Plan (the "2009 AIP"), an annual bonus program (payable in cash and/or equity) designed to motivate and reward eligible employees for corporate, team and individual performance. All non-sales employees are eligible to participate in the 2009 AIP. The 2009 AIP covers the 12-month period from January 1, 2009 through December 31, 2009. Eligible employees have individual bonus targets, subject to adjustment based upon the Company's overall financial performance against revenue and operating EBITDA targets for the year. For senior executives, initial individual bonus targets will be adjusted by factors ranging from 0% to 200%. Achievement of key company, functional/divisional and individual performance objectives determines the percentage of the adjusted target bonus that is actually paid.

Howard Edelstein, Chief Executive Officer and President, Steven Vigliotti, Chief Financial Officer, and Don Henderson, Chief Technology Officer, the Company's current "named executive officers" (within the meaning of SEC rules), are participating in the 2009 AIP. As in 2008, annual target bonuses for Mr. Edelstein, Mr. Vigliotti and Mr. Henderson under the 2009 AIP are $495,000, $200,000 and $175,000, respectively.

In the event of a change in control, in lieu of an annual incentive bonus, certain senior executives and other employees will be paid a bonus equal to their target bonus adjusted by a factor based on the Company's sale price and/or operating performance to date. The maximum change in control adjustment factor will be 200% for Mr. Edelstein and 300% for Messrs. Vigliotti and Henderson.

The foregoing summary is qualified by reference to the 2009 AIP, which is filed hereto as Exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, Inc.

Date: April 23, 2009	By:	/s/ Annemarie Tierney
Annemarie Tierney
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	2009 Annual Incentive Plan